                              SETTLEMENT AGREEMENT

     This Settlement Agreement was made and entered into by and between The Chicago Dock and Canal Trust ("Chicago Dock") and Kerr-McGee Chemical Corporation ("Kerr-McGee").

                             PRELIMINARY RECITATIONS

     WHEREAS a predecessor of Kerr-McGee Chemical Corporation, Lindsay Light and Chemical Company ("Lindsay Light"), operated a thorium production and/or gas mantle manufacturing facility on certain property (the "Property"), as hereinafter defined, owned by Chicago Dock;

     WHEREAS Chicago Dock entered an Administrative Order on Consent with the U.S. Environmental Protection Agency ("EPA") on January 27, 1994, relating to the investigation and characterization of certain radioactive contamination on the Property;

     WHEREAS Kerr-McGee has assisted Chicago Dock in meeting its obligations under the Administrative Order on Consent, including the provision of financial and technical assistance;

     WHEREAS EPA, based on its review of the investigative data, has indicated that it intends to require a response action to address certain contamination on the Property pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 ET SEQ.;

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                                      - 2 -

     WHEREAS on August 11, 1995, Kerr-McGee entered an agreement with Chicago Dock with respect to the conduct of a response action at the Property;

     WHEREAS the agreement contemplated the prompt negotiation and entry of a more comprehensive settlement agreement;

     WHEREAS the parties to this Settlement Agreement each assert that they have rights, claims, and causes of action against the other for costs arising out of any response action at the Property;

     WHEREAS each party expressly denies that it has any such liability to the other, but seeks to resolve all disputes concerning the Property without the cost and expense of litigation;

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual covenants herein, the parties mutually agree as follows:

     1.   DEFINITIONS.

          "Administrative Order on Consent" means that order issued on January 27, 1994, to Chicago Dock by EPA relating to investigation of the Property.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 ET SEQ.

          "Chicago Dock" means The Chicago Dock & Canal Trust, an Illinois business trust. As used herein, Chicago Dock shall include any and all subsidiaries, affiliates, or divisions,

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                                      - 3 -

together with their respective officers, directors, employees, contractors, subcontractors, and agents, however they may be designated.

          Except as provided herein, "Covered Costs" means all costs incurred by Kerr-McGee arising after August 8, 1995, relating to compliance with the Administrative Order on Consent or with any EPA order relating to a Response Action resulting from the presence of contamination arising from the production, storage or use of thorium at the Property. Covered costs shall include costs relating to the remediation of soils contaminated by a petroleum plume at the Property if and only if the affected soils have thorium and/or radioactive contamination which would cause the soil to be "mixed waste," as that term is defined under the Resource Conservation and Recovery Act at 42 U.S.C. Section 6903(41). Covered Costs shall include all costs that may be incurred by EPA relating to the Response Action, specifically including EPA's past response costs and oversight costs arising after August 8, 1995, for which EPA seeks reimbursement from Kerr-McGee and Chicago Dock. Covered Costs shall include any payment of Stipulated or Statutory Penalties for failure to fully perform a requirement of any EPA order relating to a Response Action at the Property. Covered Costs shall include all Kerr-McGee's direct costs, including costs for in-house project support by Kerr-McGee, provided that, in the aggregate (but not necessarily in any given quarter), not more than ten percent

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                                      - 4 -

(10%) of the total costs for which Kerr-McGee obtains reimbursement or a total of fifty thousand dollars ($50,000), whichever is less, will be for in-house project support. Any costs that are not "Covered Costs" shall be deemed "Excluded Costs."

          "EPA" shall mean the United States Environmental Protection Agency and its officers, agents, employees, representatives, and contractors.

          "Excluded Costs" means costs resulting from the presence of contamination that is unrelated to the production, storage or use of thorium at the Property. Excluded Costs also encompasses any costs incurred by Chicago Dock in fulfilling its obligations under this Settlement Agreement, except those costs incurred by Chicago Dock that are specified in paragraphs 3(c) and 3(f). Excluded Costs shall also mean any costs for the restoration of the surface of the Property that constitutes an improvement on its present condition.

          "Kerr-McGee" means Kerr-McGee Chemical Corporation, a Delaware corporation, and a subsidiary of Kerr-McGee Corporation. As used herein, Kerr-McGee shall include any parent, and any and all subsidiaries, affiliates, or divisions, together with their respective officers, directors, employees, contractors, subcontractors, and agents, however, they may be designated.

          "The Property" or "Property" shall mean that property owned by Chicago Dock bounded by Columbus Drive, Illinois Street,

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                                      - 5 -

McClurg Court and Grand Avenue in Chicago, Illinois, and any contiguous property on which EPA may require a Response Action.

          "Response Action" means a removal or remedial action as those terms are defined by CERCLA, as well as any cleanup of the Property that might be required under the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ.

          "Setoff Costs" means those costs incurred by Chicago Dock that are specified in paragraphs 3(c) and 3(f) and any storage fee that may be imposed on Chicago Dock pursuant to the Uranium and Thorium Mill Tailings Control Act (420 ILCS 42/5 ET SEQ.) and that is not reimbursed by the Illinois Department of Nuclear Safety.

          "Settlement Agreement" shall refer to this Settlement Agreement.

     2.   OBLIGATIONS OF KERR-MCGEE.  Kerr-McGee agrees as follows:

               a. Kerr-McGee shall participate in negotiations with EPA and Chicago Dock concerning any administrative order on consent, any unilateral order, or any consent decree relating to such Response Action. Kerr-McGee will assume primary responsibility of these negotiations, but shall consult with Chicago Dock as to any issues that would affect the nature, schedule, and conduct of any Response Action which will be taken at the Property pursuant to such order or decree.

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                                      - 6 -

               b. Kerr-McGee shall assume management of any Response Action that may be required by U.S. EPA at the Property relating to the presence of contamination arising from the production, storage or use of thorium at the Property, including any remediation of soils contaminated by a petroleum plume at the Property if and only if the affected soils have thorium and/or radioactive contamination which would cause the soil to be "mixed waste," as that term is defined under the Resource Conservation and Recovery Act at 42 U.S.C Section 6903(41). Kerr-McGee shall assume responsibility for all dealings with EPA as to the nature, schedule, and conduct of such a Response Action. Subject to timely regulatory approvals and authorizations, Kerr-McGee shall make all reasonable efforts to complete the Response Action by December 31, 1996.

               c. Kerr-McGee shall consult with Chicago Dock on all issues that would significantly impact the cost of the Response Action or the present or future use of the Property. Resolution of such issues shall be subject to approval by Chicago Dock, but such approval shall not be unreasonably withheld. The parties recognize that the nature, schedule, and conduct of the Response Action is subject to control by EPA. The parties also understand and agree that, subject to approvals and consents that may be required from the EPA, the intent of the parties is that the Property shall be remediated to a condition permitting the unrestricted development of the Property for any uses appropriate to the area.

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                                      - 7 -

               d. Kerr-McGee shall submit a detailed invoice to Chicago Dock on a quarterly basis for Chicago Dock's share of any Covered Costs and for Excluded Costs incurred by Kerr-McGee. Upon the written request of Chicago Dock submitted to Kerr-McGee within 30 days of the receipt by Chicago Dock of any such quarterly invoice, Kerr-McGee will provide additional documentation to support the invoice.

               e. Kerr-McGee shall allow Chicago Dock to conduct an audit or review of Kerr-McGee's records relating to any quarterly invoice the accuracy of which is challenged by Chicago Dock. Kerr-McGee shall also allow Chicago Dock to conduct an audit or review of Kerr-McGee's records relating to any or all invoices submitted to Chicago Dock at the completion of the Response Action.

               f. Kerr-McGee will seek to become a party to any administrative order on consent, unilateral order, or consent decree that may be issued by EPA relating to a Response Action to address any contamination resulting from the production, storage or use of thorium at the Property. Chicago Dock recognizes and agrees that Kerr-McGee is not compelled to enter any administrative order on consent or consent decree unless Kerr-McGee, in its sole discretion, determines that it is in Kerr-McGee's interest to do so.

               g. Upon the completion of the Response Action and subject to agreement by EPA, Kerr-McGee shall restore the surface at the Property to a quality comparable to that now

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                                      - 8 -

existing. Any improvements on the Property will be at Chicago Dock's sole expense.

               h. Kerr-McGee shall indemnify and reimburse Chicago Dock for any Setoff Costs to the extent such costs exceed Chicago Dock's reimbursement obligation under paragraph 3(g)(i), (ii), and (iii).

     3.   OBLIGATIONS OF CHICAGO DOCK.  Chicago Dock agrees as follows:

          a. At Kerr-McGee's request, Chicago Dock shall assume management of any Response Action or portion of a Response Action that may be required by U.S. EPA at the Property relating to the presence of contamination unrelated to the production, storage or use of thorium at the Property. Any such Response Action or portion of a Response Action shall be undertaken at Chicago Dock's sole expense and the associated costs are Excluded Costs, subject to the reservation of rights by Chicago Dock in paragraph 4.

          b. Chicago Dock will cooperate fully with Kerr-McGee so as to allow the efficient and cost-effective performance of a Response Action at the Property. Chicago Dock will provide access to the Property to Kerr-McGee and U.S. EPA and will, at its own expense, cease or arrange for the cessation of business activities at the Property during the performance of the Response Action as may be requested by Kerr-McGee or required by EPA.

          c. Chicago Dock will provide any security at and restrictions on access to the Property that may be required by

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                                      - 9 -

Kerr-McGee or by EPA during the conduct of the Response Action. Chicago Dock shall also provide utility services, including any electricity, water, and sewerage, that may be required for the conduct of a Response Action at the Property. The cost of utilities shall be considered Setoff Costs and included in the calculation of Chicago Dock's obligations pursuant to paragraph 3(g).

          d. Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that Chicago Dock shall have primary responsibility in negotiating with the EPA any notices, agreements and/or deed restrictions limiting or adversely affecting the use of the Property that may be suggested by the EPA. Chicago Dock agrees to hold Kerr-McGee harmless if Chicago Dock, in its sole discretion, refuses to record any deed restrictions or other similar notices that may be required by EPA.

          e. With the consent of EPA, Chicago Dock shall participate in negotiations with EPA and Kerr-McGee concerning any EPA administrative order on consent, unilateral order, or consent decree relating to a Response Action at the Property. Chicago Dock shall not unreasonably refuse to allow Kerr-McGee's guidance as to whether Chicago Dock should enter any such administrative order on consent or consent decree, provided that Kerr-McGee also enters any such administrative order on consent or consent decree. Chicago Dock will seek to become a party to any administrative order on consent, unilateral order, or consent decree that may be issued by EPA relating to a Response Action at the Property.

          f. At the request of Kerr-McGee, Chicago Dock will be responsible for seeking and will use all reasonable efforts to obtain any permits, authorizations, or licenses that may be required for the conduct of the Response Action at the Property. Any costs associated with obtaining any such permits, authorizations,or licenses shall be considered Setoff Costs and shall be included in the calculation of Chicago Dock's obligations pursuant to paragraph 3(g).

          g. Chicago Dock will reimburse Kerr-McGee for certain costs as follows:

               i. Chicago Dock will reimburse Kerr-McGee for 25 percent of the first one million dollars ($1,000,000) of Covered Costs. Chicago Dock will pay Kerr-McGee within 30 days of the receipt of a quarterly invoice.

               ii. Chicago Dock will reimburse Kerr-McGee for 25 percent of the next two million dollars ($2,000,000) of Covered Costs. In any event, Chicago Dock shall have no obligation to reimburse Kerr-McGee for any portion of Covered Costs that exceed three million dollars ($3,000,000). Chicago Dock will reimburse the full amount, plus accumulated interest, no later than the earlier of either (i) the date that Chicago Dock undertakes development on or sells any portion of the Property, or (ii) ten years following the completion of the Response Action. Interest will accrue on the unpaid balance at the rate of the one-year

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                                     - 11 -

LIBOR plus one percent (1%) beginning three years following the completion of the Response Action.

               iii. Chicago Dock will reimburse Kerr-McGee in full for any Excluded Costs incurred by Kerr-McGee within 30 days of the receipt of a quarterly invoice for any such costs.

               iv. Chicago Dock will be entitled to a setoff for the amounts due on the quarterly invoice for any Setoff Costs incurred by Chicago Dock. With respect to any such Setoff Costs not currently incurred by Chicago Dock or not finally determined at the time of such quarterly invoices, such setoff may be established as part of a final adjustment of costs after completion of the Response Action. Upon the written request of Kerr-McGee submitted to Chicago Dock within 30 days of the receipt by Kerr-McGee of any claim for a setoff, Chicago Dock will provide documentation to support the setoff. Chicago Dock shall allow Kerr-McGee to conduct an audit or review of Chicago Dock's records relating to any such setoff the accuracy of which is challenged by Kerr-McGee. Chicago Dock shall also allow Kerr-McGee to conduct an audit or review of Chicago Dock's records relating to any or all claims for a setoff at the completion of the Response Action.

               v. Chicago Dock shall waive its rights to challenge any quarterly invoice if its does not make a request for further information from Kerr-McGee within 30 days of its receipt of any such invoice (SEE paragraph 2(d)). Chicago Dock will, however, retain its right to audit or review Kerr-McGee's records pursuant

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                                     - 12 -

to paragraph 2(e). In the event of a dispute as to any portion of a quarterly invoice relating to the first one million dollars ($1,000,000) of costs, Chicago Dock will pay that portion that is uncontested within the 30-day period and, upon resolution of the disputed portion, shall pay any amounts that may remain to be paid within 10 days of such resolution, or 30 days from the receipt of the quarterly invoice, whichever is later. The parties agree to achieve the reasonable and prompt resolution of any dispute.

          h. Chicago Dock covenants not to sue Kerr-McGee or any other party that Kerr-McGee may be obligated to reimburse or indemnify, including but not limited to the United States of America, for any loss of use, loss of profit, taking, or condemnation of the Property as a result of the Response Action at the Property and agrees to indemnify Kerr-McGee for any claim by any third party alleging any such loss of use, loss of profits, taking, or condemnation.

     4. COVENANT NOT TO SUE. Subject to the last sentence of this paragraph, each party hereby covenants not to sue and agrees not to assert any claims or causes of action against the other with respect to any liabilities, obligations, damages, contracts, or agreements, of any nature or kind whatsoever, whether known or unknown, which could be asserted by the other rising from, out of, or relating to (i) the presence of contaminants at the Property, except with respect to any breach or default under this Settlement Agreement, (ii) Response Actions at the Property,

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                                     - 13 -

except as provided in this Settlement Agreement, or (iii) damages or injury to, destruction of, or lost use of natural resources, to the extent any are recoverable under 42 U.S.C. Section 9607(a) (1) - (4) (C), or any other statute or common law, including but not limited to claims for indemnification, contribution, or subrogation. Notwithstanding the foregoing, Chicago Dock reserves the right to make any claim or bring any action against Kerr-McGee for all or any portion of Excluded Costs which Chicago Dock can reasonably demonstrate were the result of operations at the Property by Lindsay Light or any affiliate thereof.

     5. INDEMNIFICATION. Except as provided in paragraph 3(h), each party agrees to defend, indemnify, reimburse, and hold the other party harmless from and against any and all claims, demands, suits, causes of action, or liabilities arising directly from, out of, or relating to the indemnifying party's performance of its obligations under this agreement.

     6. RESERVATION OF RIGHTS. Except as provided in paragraph 3(h), nothing herein is intended to release, discharge, or in any way affect any claims, causes of action, or demands in law or equity that any of the parties may have against any person not a party to this Settlement Agreement.

     7. SUBMISSIONS TO AGENCIES. Each party shall provide the other with copies of any materials that it (or its contractors) submits to EPA or any other governmental entity in connection with the Administrative Order on Consent, the contemplated Response Action at the Property, or any related matter. Any such

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                                     - 14 -

copies shall be transmitted to the other party contemporaneously with any such submission to EPA or to any such other governmental entity.

     8. NOTICE. Any and all notifications required under this Settlement Agreement shall be deemed given and made upon mailing by First-class mail, postage prepaid, addressed as follows:

          (a)  As to notice to Kerr-McGee:

               (i)  General Counsel
                    Kerr-McGee Chemical Corporation
                    123 Robert S. Kerr Avenue
                    Oklahoma City, Oklahoma   73125

               (ii) Donald F. Schiesz
                    Kerr-McGee Chemical Corporation
                    123 Robert S. Kerr Avenue
                    Oklahoma City, Oklahoma   73125

              (iii) Richard A. Meserve
                    Covington & Burling
                    1201 Pennsylvania Avenue, N.W.
                    P.O. Box 7566
                    Washington, D.C.  20044

          (b)  As to Chicago Dock:

               (i)  Charles R. Gardner
                    Chicago Dock & Canal Trust
                    455 East Illinois Street
                    Chicago, Illinois   60611

               (ii) Vincent S. Oleskiewicz
                    Baker & McKenzie
                    130 E. Randolph Drive
                    Chicago, Illinois  60601

     9. INSURANCE. Each party expressly reserves all rights and claims for its own benefit under any insurance policies maintained or previously maintained by it or its predecessor entities. Each party, in its sole discretion, may make claims

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                                     - 15 -

against its insurers or share any information relating to this Settlement Agreement with its insurers.

     10. PRESS RELEASES. The parties recognize that the contemplated activities at the Property may result in inquiries from the press. Each party agrees to use reasonable efforts to obtain the approval and consent of the other party before issuing any press release or initiating any communication with the press, except as may be required by law or as legal counsel to either party may advise due to the status of each party (or such party's parent corporation) as a publicly traded company.

     11.  MISCELLANEOUS PROVISIONS.

          a. The parties have entered into this Settlement Agreement as a means of finally compromising, settling, and resolving all questions, issues, duties, obligations and responsibilities among them arising from the presence of contamination on the Property and the performance of Response Actions at the Property without incurring the expense, inconvenience, and uncertainty of litigation. Nothing herein shall be construed or interpreted as a concession or admission of fact by any party with respect to any issue in dispute between them, or with respect to any other person, firm, or entity, and neither this Settlement Agreement nor anything herein, nor any part of the negotiations in connection herewith, shall constitute evidence with respect to any such issue or dispute.

          b. The continuing effectiveness of each party's covenant not to sue is conditioned on compliance with the terms of this Settlement Agreement. The parties further agree that, to the extent any statutes of limitations are applicable to any causes of action affected by this Settlement Agreement, the time after execution of this Settlement Agreement shall not be excluded in computing the running of time under any applicable statute of limitations. The parties further agree that the time after the execution of this Settlement Agreement will not be asserted, in whole or in part, as a basis for a defense of laches or similar defense concerning the timeliness of commencing an action reserved or affected by this agreement.

          c. If any dispute shall arise as to the interpretation or application of this Settlement Agreement or as to matters relating to a Response Action at the Property that are not addressed by this Settlement Agreement, the parties agree to negotiate in good faith to achieve a reasonable and fair resolution of their mutual obligations.

          d. This Settlement Agreement shall supersede the agreement between Kerr-McGee and Chicago Dock of December 10, 1993, only to the extent of any inconsistency and shall supersede entirely any other previous agreements between Kerr-McGee and Chicago Dock relating to a Response Action at the Property, including the agreement of August 11, 1995.

          e. This Settlement Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective successors, assigns, and trustees.

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                                     - 17 -

          f. It is acknowledged that each party has participated in the drafting of this Settlement Agreement, and that any claimed ambiguities should not be construed for or against an party on account of such drafting.

          g. This Settlement Agreement may be amended only by a writing signed by or on behalf of each party hereto.

          h. This Settlement Agreement shall be construed under and in accordance with the laws of Illinois.

          i. Each of the individuals who has executed this Settlement Agreement on behalf of a party expressly represents and warrants that he or she is authorized to sign on behalf of such party for the purpose of duly binding such party to this Settlement Agreement.

          j. The Chicago Dock and Canal Trust is an Illinois business trust established under a Declaration of Trust dated January 22, 1962, restated September 16, 1986, and subsequently amended, a copy of which is on file at the office of the Trust and is available for examination. The name "The Chicago Dock and Canal Trust" refers to the trustees under said declaration as trustees and not personally. No trustee, beneficiary, officer or agent of the Trust shall be held to any personal liability in connection with the affairs of the Trust, and other parties shall

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                                     - 18 -

look only to the funds and property of the Trust for the payment of any debt, demand or liability.

Kerr-McGee Chemical                     The Chicago Dock & Canal
  Corporation                             Trust


By: /s/ Tom J. McDaniel                 By: /s/ Charles R. Gardner
    -------------------------------         ------------------------------------
    Secretary                                President
     January 26, 1996                        January 18, 1996